LEASE AGREEMENT WITH PURCHASE OPTION

This Lease Agreement with Purchase Option (“Agreement”) is entered into as of November 11, 2025, by and between DentonX Outstanding Investment Co. (“Newco” or the “Lessee”), a Wyoming corporation to be formed and majority-owned by DentonX Inc (“DentonX”) and Outstanding Investment Co., Inc. (“OIC” or the “Lessor”), with offices at 2450 Washington Ave Ste 100, San Leandro, CA 94577.

RECITALS

WHEREAS, DentonX and OIC have engaged in discussions regarding a strategic partnership aimed at expanding OIC’s lending and investment operations through DentonX’s structuring, capital markets, and mergers and acquisitions capabilities;

WHEREAS, the parties have agreed in principle that such partnership will include, among other matters, (i) the formation of DentonX Outstanding Investment Co. (“Newco”) as a majority-owned subsidiary of DentonX, (ii) the lease by Newco of OIC’s certain business assets, and (iii) a purchase option for Newco to acquire such assets after an agreed period, based on a negotiated EBITDA multiple;

WHEREAS, the parties intend that this Lease Agreement applies only to the lending business, client base, and assets of OIC as they existed and were operated prior to the Closing Date (“Existing Business”), and that any new business, clients, contracts, or revenue streams developed by Newco after the Closing Date (“New Business”) shall not be subject to this Lease Agreement but will be addressed under the Management & Earn-Out Agreement;

WHEREAS, the parties now desire to enter into this definitive Lease Agreement with Purchase Option to set forth the terms and conditions under which OIC will lease its lending business assets to Newco, with the intention that lease payments approximate the present profitability of the OIC lending business;

WHEREAS, the Parties acknowledge that, through this Lease Agreement and the related Management & Earn-Out Agreement, Newco shall have the power to direct the activities of OIC’s lending business that most significantly affect its economic performance, and therefore the Leased Assets and related operations shall be treated as part of Newco’s consolidated financial statements in accordance with applicable accounting standards.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

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1. Lease of Assets

1.1 Scope of Leased Assets

OIC hereby leases to Newco, and Newco hereby leases from OIC, the lending business assets described in Exhibit A (the “Leased Assets”), including but not limited to brand, systems, client base, know-how, and all related intellectual property, as they existed and were operated by OIC prior to the Closing Date (collectively, the “Existing Business”).

For the avoidance of doubt:

Any new business, clients, contracts, or revenue streams developed by Newco after the Closing Date (“New Business”), which are not derived from or directly related to the Existing Business, shall not be subject to this Lease Agreement or included in the calculation of Lease Payments.

1.2 Lease Term

The lease term shall commence on the Closing Date and continue for three years, and shall be renewable for an additional three years, unless earlier terminated in accordance with this Agreement.

1.3 Lease Payments

(a) Monthly Lease Payment

Newco shall pay OIC a Monthly Lease Payment [amount TBD] for the lease of OIC’s Existing Business assets, goodwill, and operating platform as of the Effective Date.

This Lease Payment represents contractual return to OIC approximating its historical profit from the Existing Business. All residual profit and risk shall belong exclusively to Newco.

(b) Adjustment

The Monthly Lease Payment shall be subject to an annual adjustment for inflation equal to the lesser of (i) 4% or (ii) the percentage change in the U.S. Consumer Price Index (CPI-U, All Items).

2. Purchase Option

2.1 Option to Purchase

Newco shall have the exclusive option to purchase the Leased Assets at any time after one (1) year from the Closing Date, subject to the terms and conditions herein.

For the avoidance of doubt, this option shall not include any equity interests held by OIC prior to the Closing Date in its client companies or affiliated entities, unless otherwise mutually agreed by the parties in writing.

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2.2 Purchase Price

The purchase price for the Leased Assets shall be calculated as eight (8) times the trailing twelve-month EBITDA of the Existing Business as of the date of exercise of the option, or such other formula as may be set forth in Exhibit C.

The calculation shall exclude any unrealized or realized gains from OIC’s pre-Closing equity holdings, unless those holdings are separately offered and accepted as part of the transaction under mutually agreed terms.

2.3 Closing of Purchase

Upon exercise of the option and payment of the purchase price, OIC shall transfer all right, title, and interest in the Leased Assets to Newco, free and clear of all liens and encumbrances.

3. Operations and Transition

3.1 Strategic and Financial Control

During the Lease Term, Newco shall have exclusive authority to manage, operate, and direct all material aspects of the Leased Assets and the business activities arising therefrom, including but not limited to:

(i) strategic and business planning;

(ii) pricing, client selection, and contract approval;

(iii) appointment and removal of key management personnel; and

(iv) approval of budgets and financial reporting.

OIC shall not take any material action relating to the Leased Assets or the lending business without Newco’s prior written consent.

3.2 Transition Assistance

OIC shall provide reasonable transition assistance to Newco as may be necessary to ensure a smooth transfer of operations and client relationships.

3.3 Coordination with Management Committee

All management rights of Newco under this Agreement shall be exercised through the Management Committee established under Schedule A of the Management Agreement, which serves as the executive body directing OIC’s day-to-day and strategic operations. Decisions of the Management Committee concerning the Leased Assets shall be binding on OIC.

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3.4 Reporting and Oversight

OIC shall provide Newco (and DentonX, as applicable) full and timely access to all accounting records, financial statements, and operational data relating to the Leased Assets. Newco shall have the right to audit such records at any time and to integrate financial results of the Leased Assets into its consolidated financial statements

3.5 Restrictions on OIC Actions

(a)Without Newco’s prior written approval, OIC shall not:

(b)incur debt, pledge, or dispose of any Leased Assets;

(c)enter into, terminate, or amend any material contract relating to the Leased Assets; or

(d)transfer or license any intellectual property or goodwill associated with the Leased Assets.

3.6 Step-in Rights

In the event of any failure by OIC to perform its obligations under this Agreement or to comply with the directives of Newco or the Management Committee, Newco shall have the right to step in and assume direct management and operation of the Leased Assets without further consent from OIC until such non-compliance is remedied.

4. Representations and Warranties

4.1. By OIC (Lessor)

OIC hereby represents and warrants to Newco as of the date of this Agreement and as of the Closing Date that:

•Authority: OIC is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, and has full power and authority to enter into and perform this Agreement.

•Title: OIC is the sole legal and beneficial owner of the Leased Assets, free and clear of all liens, claims, encumbrances, and security interests, except as disclosed in Exhibit A.

•No Conflicts: The execution, delivery, and performance of this Agreement by OIC does not and will not (i) violate any provision of its organizational documents, (ii) violate any applicable law or regulation, or (iii) conflict with, result in a breach of, or constitute a default under any agreement or instrument to which OIC is a party or by which it is bound.

•Consents: No consent, approval, or authorization of, or filing with, any governmental authority or third party is required for the execution, delivery, and performance of this Agreement by OIC, except as already obtained.

•Litigation: There is no pending or, to OIC’s knowledge, threatened action, suit, or proceeding before any court or governmental authority that challenges or may have a

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material adverse effect on the Leased Assets or OIC’s ability to perform its obligations under this Agreement.

4.2. By Newco (Lessee)

Newco hereby represents and warrants to OIC as of the date of this Agreement and as of the Closing Date that:

•Authority: Newco is or will be duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, and has full power and authority to enter into and perform this Agreement.

•No Conflicts: The execution, delivery, and performance of this Agreement by Newco does not and will not (i) violate any provision of its organizational documents, (ii) violate any applicable law or regulation, or (iii) conflict with, result in a breach of, or constitute a default under any agreement or instrument to which Newco is a party or by which it is bound.

•Consents: No consent, approval, or authorization of, or filing with, any governmental authority or third party is required for the execution, delivery, and performance of this Agreement by Newco, except as already obtained.

•Litigation: There is no pending or, to Newco’s knowledge, threatened action, suit, or proceeding before any court or governmental authority that challenges or may have a material adverse effect on Newco’s ability to perform its obligations under this Agreement.

5. Indemnification

5.1. Indemnification by OIC

OIC shall indemnify, defend, and hold harmless Newco and its affiliates, officers, directors, employees, and agents (“Newco Indemnitees”) from and against any and all losses, damages, liabilities, claims, costs, and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of or resulting from:

•Any breach of any representation, warranty, or covenant made by OIC in this Agreement;

•Any claim by a third party relating to the ownership, use, or operation of the Leased Assets prior to the Closing Date;

•Any fraud, willful misconduct, or gross negligence by OIC.

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5.2. Indemnification by Newco

Newco shall indemnify, defend, and hold harmless OIC and its affiliates, officers, directors, employees, and agents (“OIC Indemnitees”) from and against any and all Losses arising out of or resulting from:

•Any breach of any representation, warranty, or covenant made by Newco in this Agreement;

•Any claim by a third party relating to the use or operation of the Leased Assets by Newco after the Closing Date;

•Any fraud, willful misconduct, or gross negligence by Newco.

5.3. Indemnification Procedures

•The indemnified party shall promptly notify the indemnifying party in writing of any claim or action for which indemnification is sought.

•The indemnifying party shall have the right to assume the defense of any such claim with counsel reasonably satisfactory to the indemnified party.

•The indemnified party shall cooperate fully in the defense of such claim and may participate in the defense at its own expense.

•No settlement of any claim shall be made without the prior written consent of the indemnified party, which shall not be unreasonably withheld.

6. Miscellaneous

6.1. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Wyoming State.

6.2. Entire Agreement

This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter herein and supersedes all prior discussions, negotiations, or understandings, whether written or oral, relating to such subject matter.

The Parties acknowledge that this Agreement forms part of the integrated cooperation structure among OIC, Newco, and DentonX. For the avoidance of doubt, the Management Committee Addendum (Schedule A to the Management Agreement) establishes the management and decision-making mechanism through which Newco directs OIC’s operations, including the business assets subject to this Lease Agreement.

This Agreement shall be interpreted in harmony with the other integrated agreements executed concurrently among the Parties.

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6.3. Amendments

Any amendment to this Agreement must be in writing and signed by both parties.

6.4. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement with Purchase Option as of the date first above written.

DentonX Outstanding Investment Co. (Newco)	Outstanding Investment Co., Inc.
By: /s/ Luis Carlos Ung	By: /s/ Steven Guang Leung
Name: Luis Carlos Ung	Name: Steven Guang Leung
Title: CEO	Title: CEO
Date:	Date: 12/9/2025

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Exhibit A

Description of Leased Assets

The Leased Assets subject to this Agreement include, but are not limited to, the following lending business assets owned by OIC:

•All tangible and intangible assets related to the lending business, including:

oClient contracts, client lists, and client relationships

oIntellectual property, including trademarks, copyrights, trade secrets, and know-how

oBusiness systems, processes, methodologies, and proprietary software

oBranding materials, marketing collateral, and goodwill associated with the business

oEquipment, furniture, and fixtures used exclusively in the lending business

oAll licenses, permits, and approvals necessary to operate the lending business

oAny other assets reasonably necessary for the operation of the lending business as of the Closing Date

A detailed inventory of tangible assets and copies of key contracts and intellectual property registrations shall be attached as schedules to this Exhibit A.

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Exhibit B - Lease Payment Formula

This Exhibit B is incorporated into and forms part of the Lease Agreement. It sets forth the detailed terms relating to Lease Payments referenced in Section 1.3 of the Agreement.

1. Base Amount. TBD

2. CPI Adjustment. Increase annually by ≤ 4 % or CPI-U change, whichever is lower.

3. Scope. Applies only to the Existing Business as of the Effective Date.

4. Purpose. Provides OIC a stable contractual return while allocating all operational control and risk to Newco.

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Exhibit C

Purchase Price Formula

1.Purchase Option Exercise:

Newco may exercise the purchase option to acquire the Leased Assets at any time after One (1) year from the Closing Date, by providing written notice to OIC as specified in the Agreement.

2.Purchase Price Calculation:

The purchase price for the Leased Assets shall be calculated as follows:

Purchase Price = EBITDA × Multiple

Where:

oEBITDA = The trailing twelve-month Earnings Before Interest, Taxes, Depreciation, and Amortization of the lending business assets as reported in the audited financial statements most recently available prior to the exercise date.

oMultiple = A multiplier of 8

3.Adjustments:

The Purchase Price shall be adjusted for:

oAny outstanding liabilities related to the Leased Assets assumed by Newco;

oAny capital expenditures made by Newco on the Leased Assets during the lease term, if agreed by the parties.

4.Payment Terms:

The Purchase Price shall be payable in cash or other mutually agreed consideration at the closing of the purchase.

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